EXHIBIT 11

              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE



                                                           Three Months Ended
                                                              December 31,
                                                        -----------------------
                                                           1998          1997
                                                        ----------    ---------

Net Income ..........................................   $  487,223      458,790
                                                        ==========    =========
Weighted average shares outstanding .................    2,851,654    3,111,387

Reduction for common shares not yet
  released by Employee Stock Ownership Plan .........     (233,920)    (255,080)
                                                        ----------    ---------
Total weighted average common shares
  outstanding for basic computation .................    2,617,734    2,856,307
                                                        ==========    =========
Basic earnings per share ............................   $      .19          .16
                                                        ==========    =========
Total weighted average common shares
  outstanding for basic computation .................    2,617,734    2,856,307

Common stock equivalents due to dilutive
  effect of stock options ...........................       69,215      122,648
                                                        ----------    ---------
Total weighted average common shares and
  equivalents outstanding for diluted computation ...    2,686,949    2,978,955
                                                        ==========    =========
Diluted earnings per share ..........................   $      .18          .15
                                                        ==========    =========



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